EXHIBIT 99.1

FIRST CITIZENS FINANCIAL CORPORATION
FINANCIAL STATEMENTS

TABLE OF CONTENTS

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
First Citizens Financial Corporation
Dawsonville, Georgia

We have audited the accompanying balance sheets of First Citizens Financial Corporation (a development stage enterprise) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 2006, the period from May 5, 2005 to December 31, 2005 and the period from May 5, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Citizens Financial Corporation as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, for the period from May 5, 2005 to December 31, 2005 and for the period from May 5, 2005 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/S/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
April 12, 2007

First Citizens Financial Corporation
(A Development Stage Enterprise)

Balance Sheets

	As of December 31,
	2006	2005
ASSETS
Cash	$ 7,772	$ 24,434
Land	1,346,658	-
Equipment	17,774	-
Deferred stock offering costs	151,530	7,500
Total Assets	$ 1,523,734	$ 31,934

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accrued liabilities	4,771	-
Line of credit	662,601	-
Note Payable	1,305,856	-
Advances from organizers, net of discount	160,000	153,597
Accrued interest	38,376	-
Other liabilities	2,426	-
Total Liabilities	2,174,030	153,597
COMMITMENTS AND CONTINGENCIES
Stockholders' deficit
Preferred stock, no par value, 5,000,000 shares authorized, no shares outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized, 10 shares outstanding	-	-
Paid-in capital	8,965	8,865
Stock subscription receivable	(100)	-
Deficit accumulated in development stage	(659,161)	(130,528)
Total Stockholders' deficit	(650,296)	(121,663)
Total liabilities and stockholders' deficit	$ 1,523,734	$ 31,934

See accompanying notes to financial statements.

F-3

First Citizens Financial Corporation
(A Development Stage Enterprise)

Statements of Operations

			Cumulative During Development Stage
	Year Ended December 31, 2006	Period May 5, 2005 to December 31, 2005	Period May 5, 2005 to December 31, 2006
Income:
Miscellaneous	$ -	$ 5,000	$ 5,000
Operating Expenses:
Consulting	20,000	91,553	111,552
Legal	73,353	35,823	109,176
Salaries and benefits	281,859	718	282,577
Application fees	24,305	-	24,305
Organizational Costs	27,126	-	27,126
Office and reimbursed expenses	22,020	950	22,970
Accounting	15,077	-	15,077
Marketing	18,447	-	18,447
Interest	16,005	2,462	18,468
Miscellaneous	15,280	2,139	17,419
Meals and entertainment	2,809	907	3,716
Occupancy Expense	8,703	800	9,503
Telephone	3,649	176	3,825
Total expenses	528,633	135,528	664,161
Net loss	$(528,633)	$(130,528)	$(659,161)
Income tax expense	-	-	-

(Loss) per share (See Note 6 - Earnings (loss) per Share)	$ (78,759)	$ -

See accompanying notes to financial statements.

First Citizens Financial Corporation
(A Development Stage Enterprise)

Statements of Changes in Stockholder's Deficit

For the Year Ended December 31, 2006, and the Period from May 5, 2005 to December 31, 2006
	Preferred Stock	Common Stock	Paid-in Capital	Stock Subscriptions Receivable	Deficit Accumulated in Development Stage	Total
Balance, May 5, 2005 (Date of Inception)	$ -	$ -	$ -	$ -	$ -	$ -
Imputed interest on shareholder advances	-	-	8,865	-	-	8,865
Net loss	-	-	-	-	(130,528)	(130,528)
Balance, December 31, 2005	-	-	8,865	-	(130,528)	(121,663)
Net loss	-	-	-	-	(528,633)	(528,633)
Issuance of 10 shares common stock at $10 per share	$ -	$ -	$ 100	$ (100)	$ -	$ -
Balance, December 31, 2006	$ -	$ -	$ 8,965	$ (100)	$ (659,161)	$ (650,296)

See accompanying notes to financial statements.

First Citizens Financial Corporation
(A Development Stage Enterprise)

Statements of Cash Flows
			Cumulative During Development Stage
	Year Ended December 31, 2006	Period Ended May 5, 2005 to December 31, 2005	Period May 5, 2005 to December 31 2006
Cash flow from operating activities:
Net loss	$ (528,633)	$ (130,528)	$ (659,161)
Amortization of discount Accounts payable and accrued liabilities	6403 4,771	2,462 -	8,865 4,771
Net cash used in operating activities	(517,459)	(128,066)	(645,525)
Cash flow from investing activities: Purchase of future bank site Purchase of equipment	(1,305,856) (17,774)	- -	(1,305,856) (17,774)
Net cash used in investing activities	(1,323,630)	-	(1,323,630)
Cash flow from financing activities: Advances from line of credit, net Note payable on future bank site Shareholder advances Deferred stock issuance costs	662,601 1,305,856 - (144,030)	- - 160,000 (7,500)	662,601 1,305,856 160,000 (151,530)
Net cash provided by financing activities	1,824,427	152,500	1,976,927
Net change in cash	(16,662)	24,434	7,772
Cash at the beginning of the period	24,434	-	-
Cash at the end of the period	$ 7,772	$ 24,434	$ 7,772

Supplemental Schedule of Non-cash Investing and Financing Activity-
Capitalization of interest on note payable for future bank site	38,376	-	38,376

Imputed interest on shareholder advances	$ -	$ 8,865	$ 8,865

See accompanying notes to financial statements.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Enterprise)

Notes to Financial Statements
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Citizens Financial Corporation (the "Company") was incorporated on May 5, 2005 to serve as a holding company for a proposed de novo bank, First Citizens Bank of Georgia (In Organization), Dawsonville, Georgia (the "Bank").  At December 31, 2006, the Company was still in its development stage and remained in that stage until the Bank opened for business March 5, 2007.  Since its inception, the Company's main focus has been organizing the Company and the Bank, conducting the Company's initial public offering, applying to the Georgia Department of Banking and Finance (the "GDB") for a bank charter, applying to the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, conducting the sale of the Company's common stock, interviewing and hiring personnel, and preparing the locations from which the Company and the Bank will operate.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations commenced subsequent to year-end, and therefore, revenue has not been recognized from the planned principal operations, since they did not commence the operations until March 5, 2007.

The Company filed a Registration Statement on Form SB-2 (Stock Offering) with the Securities and Exchange Commission (the "SEC"), which Registration Statement became effective October 18, 2006.  Pursuant to the Registration Statement, a minimum of 1,250,000 shares of the Company's common stock, $.01 par value per share, and a maximum of 2,000,000 shares of common stock were registered for sale at an offering price of $10.00 per share.  This initial stock offering was concluded on February 2, 2007. Approval for the Company's bank holding company application was obtained from the Federal Reserve Bank of Atlanta, and the proceeds from the stock offering were released from its escrow account at Nexity Bank. The Company injected a portion of these funds into the capital of its newly chartered affiliate bank with another portion of the funds used to pay off the note due to Midtown Bank & Trust for the land site purchased for the Company's corporate headquarters and the bank's future main office facility. The remaining funds raised were used to pay off the Company's line of credit with Nexity Bank and its line of credit with Crescent Bank. Deferred Stock Offering Costs incurred for expenses associated with the initial public offering were absorbed (offset) by the Company's remaining capital proceeds leaving the balance to fund and support the operations of the holding company.

The Company has prepared these financial statements to include financial information from the date of inception. Activities since inception have consisted primarily of the Company's Organizers engaging in organizational and pre-opening activities necessary to prepare the applications for regulatory approvals and to prepare to commence business as a financial institution.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Enterprise)

Notes to Financial Statements
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Organization Costs

Organization costs include incorporation, legal, consulting and accounting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

Bank premises and equipment: Premises and equipment are stated at cost. Upon being placed in service, they will be stated at cost, less accumulated depreciation, computed by the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Interest expense incurred on the note payable for the purchase of the land is being capitalized and added to the basis of the land.

Stock based compensation: In 2006, the Bank adopted the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans. There were no shares, options, or warrants issued at December 31, 2006.

Income Taxes

The Company is a corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Enterprise)

Notes to Financial Statements
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities projected future taxable income and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

Fiscal Year

The Company has adopted a calendar year for both financial reporting and tax reporting purposes.

NOTE 2 - DEBT

On May 1, 2006, First Citizens Financial Corporation established a $750,000 line of credit with a financial institution to fund organizational expenses, pre-opening expenses and the expenses of the Company's common stock offering during the development stage. At December 31, 2006, the outstanding balance was $662,601. The line of credit was uncollateralized and was guaranteed by each of the Company's shareholders. The line of credit bore interest at the Wall Street Journal prime rate minus .50% and was scheduled to mature May 1, 2007. The Bank repaid the line of credit on February 23, 2007 with proceeds from its stock offering.

On August 25, 2006 the Company completed the purchase of the land to be used for the main office. The purchase was financed with a single payment bank note and bears interest at a variable rate equal to the Wall Street Journal prime rate (currently at 8.25%) with interest and principal due February 27, 2007. The balance of the note was $1,305,856 at December 31, 2006. The Bank repaid the note on February 23, 2007 with proceeds from its stock offering.

NOTE 3 - ADVANCES FROM ORGANIZERS

The organizers have advanced funds during the organizational period of $160,000, with imputed interest of $8,865 considered to be additional paid in capital. Imputed interest has been reflected as a discount and is amortized (reflected as interest expense) over the expected term of the note. These advances are non-interest bearing and are to be repaid from proceeds from the line of credit. Interest has been imputed using the short-term treasury rates at the time the funds were received. The advances were repaid out of the proceeds of the stock offering.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Enterprise)

Notes to Financial Statements
December 31, 2006 and 2005

NOTE 4 - COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Bank has entered into an employment agreement with a principal executive. The agreement calls for a monthly salary, a bonus upon the opening of the Bank, and other benefits commensurate with the employee's level of experience. The agreement also allows for granting to the executive stock options equal to four percent of the total shares sold by the Company in the stock offering.

On April 29, 2005, the Company entered into an agreement for consulting services for assistance in the organization of the Bank. The Company committed to pay a total of $70,000 for these services, of which the entire $70,000 had been paid at December 31, 2006. Also, in lieu of an additional $5,000 in cash compensation otherwise payable to the consultant, the Company will grant to the consulting firm a ten-year stock option to purchase 6,000 shares of the common stock of the Company at $10.00 per share, which will be granted, and vest upon grant, when the Bank opens for business.

The Company entered into an agreement for establishment of a comprehensive plan for the development and execution of the Company's stock offering. The Company paid an engagement fee of $7,500 and agreed to pay monthly fees of $35,000 (prorated for any partial month) plus direct expenses upon commencement of the offering. The contract is renewable monthly. As of December 31, 2006, $125,693 had been paid and charged to deferred stock issuance costs under the terms of this agreement.

NOTE 5 - INCOME TAXES

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2006.
Deferred tax asset relating to organization expenses and net operating loss carryforward $250,500 Less valuation allowance	$250,500 (250,500)
Net deferred taxes	$ -

The primary reason for the difference between income tax expense and the amount computed by applying the federal statutory income tax rate to income before taxes is due to the change in the Bank's valuation allowance applied to the current year deferred tax asset.

The amount of and ultimate realization of the benefits from the deferred tax assets is dependent, in part, on the tax laws in effect, the future earnings of the Bank, and other future events, the effects of which cannot be determined.

FIRST CITIZENS FINANCIAL CORPORATION
(A Development Stage Company)

Notes to Financial Statements
December 31, 2006 and 2005

NOTE 6 - EARNINGS PER SHARE

The Company issued 10 shares of its common stock on April 30, 2006. As a result of this issuance, the earnings per share calculation for 2006 is disclosed. The weighted average number of shares used for this calculation is 6.712. Since no shares were issued in 2005, there was no earnings per share calculation for 2005. Basic and diluted earnings per share are the same since there were no contingently issuable shares at December 31, 2006.

NOTE 7 - SUBSEQUENT EVENTS

The Organizers and proposed directors of the Company purchased 378,000 shares of common stock at $10 per share in the offering. Upon purchase of these shares, each Organizer was granted, at no additional cost, a warrant to purchase one share of the Bank's common stock at a purchase price of $10 per share for every share the Organizer purchased in the offering up to 377,500 shares.

On February 2, 2007, the Company completed its stock offering. The Company sold 1,575,493 shares of its common stock for aggregate proceeds of $15,754,930.

The Company's wholly owned subsidiary, First Citizens Bank of Georgia (the "Bank"), opened for business on March 5, 2007 as a state-charted community bank, after obtaining the final regulatory approval from the Georgia Department of Banking and its insurance from the FDIC. Also effective March 5, 2007, the Company received its approval as a bank holding company under the Bank Holding Act of 1956. The Bank is currently operating from its temporary location in Dawsonville, Georgia.